Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Cerence Inc.

Burlington, Massachusetts

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated August 21, 2019, relating to the combined financial statements of Cerence Inc., as of September 30, 2018, 2017, and 2016, and for the three years in the period ended September 30, 2018, appearing in Amendment No. 1 to the Registration Statement (No. 001-39030) on Form 10 of Cerence Inc. filed on September 4, 2019.

/s/ BDO USA, LLP

Boston, Massachusetts

October 1, 2019